As filed with the Securities and Exchange Commission on May 17, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

LABSTYLE INNOVATIONS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	45-2973162 (I.R.S. Employer Identification No.)

9 Halamish Street, Caesarea Industrial Park, Israel	3088900
(Address of Principal Executive Offices)	(Zip Code)

LabStyle Innovations Corp. 2012 Equity Incentive Plan

(Full Title of the Plan)

Mr. Erez Raphael

Chief Executive Officer

LabStyle Innovations Corp.

9 Halamish Street

Caesarea Industrial Park

3088900, Israel

(Name and address of agent for service)

+(972)-(4) 770 4055

(Telephone number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.

Robert V. Condon III, Esq.

Zysman, Aharoni, Gayer and

Sullivan & Worcester LLP

1633 Broadway

New York, NY 10019

Telephone: (212) 660-3000

Facsimilie: (212) 660-3001

_____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(4)	Amount of registration fee
Shares of Common stock, $0.0001 par value per share	651,621(2)	$10.91(5)	$7,109,185.11	$715.89
Shares of Common stock, $0.0001 par value per share	94,213(3)	$5.2525(4)	$494,853.78	$49.83
Total	745,834		$7,604,038.89	$765.72

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares of our common stock as may be issued from time to time with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Represents shares of common stock issuable upon exercise of options granted under the LabStyle Innovations Corp. 2012 Equity Incentive Plan, as amended, or the Plan. Such shares are issuable upon exercise of outstanding options with fixed prices. Pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(3) Represents shares of common stock reserved for issuance upon the exercise of options that may be granted under the Plan.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales price of the registrant’s shares of common stock as reported on the Nasdaq Capital Market on May 12, 2016.

(5) Pursuant to rule 457(h) under the Securities Act, the registration fee is calculated based on the weighted average per-share exercise price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this registration statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) under the Securities Act in accordance with the rules and regulations of the United States Securities and Exchange Commission, or the Commission. Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following additional documents, which have been filed by the registrant with the Commission, are incorporated by reference in and made a part of this registration statement, as of their respective dates:

(1)        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 8, 2016;

(2)        Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, as filed with the SEC on May 11, 2016;

(3)        Our Current Reports on Form 8-K, as filed with the SEC on March 3, 2016, March 9, 2016 and May 4, 2016;

(4)        Our Registration Statement on Form S-1 filed with the SEC on January 15, 2016 (Registration No. 333-209002), as amended on February 17, 2016, February 26, 2016 and March 3, 2016 and as declared effective by the SEC on March 3, 2016; and

(5)        The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 25, 2016, including any amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Voting. The holders of the registrant’s common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent to).

Dividends. The holders of the registrant’s common stock are entitled to receive, ratably, dividends only if, when and as declared by the Board of Directors in their discretion pursuant to the Delaware General Corporation Law and after provision is made for each class of capital stock having preference over the common stock (including the preferred stock if any).

Liquidation Rights. In the event of the registrant’s liquidation, dissolution or winding-up, the holders of the registrant’s common stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock (including the preferred stock if any).

Conversion Rights. The holders of the registrant’s common stock have no conversion rights.

Preemptive and Similar Rights. The holders of the registrant’s common stock have no preemptive or similar rights under the registrant’s Certificate of Incorporation.

Redemption/Put Rights. There are no redemption or sinking fund provisions applicable to the registrant’s common stock. All of the outstanding shares of the registrant’s common stock are fully-paid and nonassessable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as the registrant is, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

The registrant’s certificate of incorporation and bylaws provide that it will indemnify its directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, the registrant’s director and officer indemnification agreements with each of its directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against the registrant or its directors or officers unless the registrant joins or consents to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by the registrant’s stockholders will be prospective only and will not adversely affect any limitation on the liability of any of the registrant’s directors or officers existing as of the time of such repeal or modification.

The registrant is also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
4.1	Composite Copy of the Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 11, 2016).

4.2	Bylaws of the Registrant (Incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-1 (File No. 333-186054), filed with the Commission on January 16, 2013).

5.1*	Opinion of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP.

23.1*	Consent of Kost Forer Gabbay & Kasierer, A Member of Ernst & Young Global.

23.2*	Consent of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP (contained in Exhibit 5.1).

24.1*	Powers of Attorney (included in the signature pages hereto).
99.1

The registrant’s 2012 Equity Incentive Plan (Incorporated by reference to Exhibit 4.6 to the registrant’s Registration Statement on Form S-1 (File No. 333-186054), filed with the Commission on January 16, 2013).

99.2	Amendment to the registrant’s 2012 Equity Incentive Plan (Incorporated by reference to the registrant’s Annual Report on Form 10-K, filed with the Commission on February 8, 2016).
99.3	Amendment to the registrant’s 2012 Equity Incentive Plan (Incorporated by reference to Exhibit 4.11 to the registrant’s Current Report on Form 8-K, filed with the Commission on June 18, 2014).
99.4	Amendment to the registrant’s 2012 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed with the Commission on June 16, 2015).

___________

* filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Caesarea, Israel, on May 17, 2016.

LABSTYLE INNOVATIONS CORP.

By:	/s/ Erez Raphael
Name:	Erez Raphael
Title:	Chairman and Chief Executive Officer

Each person whose signature appears below authorizes each of Erez Raphael and Zvi Ben David, or either of them acting individually, as his true and lawful attorney-in-fact, each with full power of substitution, to sign the registration statement on Form S-8 of LabStyle Innovations Corp., including any and all post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Erez Raphael	Chairman and Chief Executive Officer	May 17, 2016
Erez Raphael	(principal executive officer)

/s/ Zvi Ben David	Chief Financial Officer and Treasurer	May 17, 2016
Zvi Ben David	(principal financial and accounting officer)

/s/ Malcolm Hoenlein	Director	May 17, 2016
Malcolm Hoenlein

/s/ Hila Karah	Director	May 17, 2016
Hila Karah

/s/ Dennis M. McGrath	Director	May 17, 2016
Dennis M. McGrath

/s/ Richard B. Stone	Director	May 17, 2016
Richard B. Stone

/s/ Rami Yehudiha	Director	May 17, 2016
Rami Yehudiha